UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Shutterfly, Inc.

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SHUTTERFLY, INC.

2800 Bridge Parkway

Redwood City, California 94065

SUPPLEMENT TO PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 28, 2019

This is a supplement to the definitive proxy statement dated July 30, 2019 (“Proxy Statement”) of Shutterfly, Inc., a Delaware corporation (“Shutterfly” or “we,” “us,” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held on August 28, 2019 at 10:00 a.m., Pacific Time, at 2800 Bridge Parkway, Redwood City, California 94065, to consider and vote upon the following proposals:

1.

To adopt the Agreement and Plan of Merger, dated as of June 10, 2019, among Photo Holdings, LLC, a Delaware limited liability company (“Newco”), Photo Holdings Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Newco, and Shutterfly, as such agreement may be amended from time to time (the “Merger Agreement”). Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Shutterfly (the “Merger”), and Shutterfly will continue as the surviving corporation and as a wholly owned subsidiary of Newco;

2.

To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “compensation proposal”); and

3.

To approve the adjournment of the special meeting to a later date or dates, if our board of directors (“Board”) determines that it is necessary or appropriate and is permitted by the Merger Agreement, to solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement, in each case, at the time of the then-scheduled special meeting, or to give holders of our common stock additional time to evaluate new material information or disclosure (the “adjournment proposal”).

Our Board previously established July 26, 2019 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

Our Board unanimously recommends that you vote “FOR” approval of the Merger Agreement, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on page 7 of the Proxy Statement.

Litigation Relating to the Merger

As described in the Proxy Statement, on July 22, 2019, a stockholder complaint was filed in the United States District Court, Northern District of California, against us and the individual members of our Board, captioned Stein v. Shutterfly, Inc., et al., Case No. 4:19-cv-04203 (the “Stein Complaint”). On July 23, 2019, a stockholder complaint was filed in the United States District Court, Southern District of New York, against us and the individual members of our Board, captioned Spurlock v. Shutterfly, Inc., et al., Case No. 1:19-cv-06836 (the “Spurlock Complaint”). On July 26, 2019, a putative stockholder class action complaint was filed in the United States District Court, District of Delaware, against us and the individual members of our Board, captioned Wolf v. Shutterfly, Inc. et al., Case No. 1:19-cv-01387 (the “Wolf Complaint”). On July 29, 2019, a putative stockholder class action complaint was filed in the United States District Court, Northern District of California, against us and individual members of our Board, captioned Gordon v. Shutterfly, Inc., et al., Case No. 3:19-cv-04335 (the “Gordon Complaint” and collectively with the Stein Complaint, Spurlock Complaint and Wolf Complaint, the “Federal Court Complaints”). Each of the Federal Court Complaints asserts that defendants violated Section 14(a) and 20(a) of the Exchange Act and certain rules and regulations promulgated thereunder by making untrue statements of material fact and omitting certain material facts related to the contemplated merger in the proxy statement.

Subsequent to the filing of the Proxy Statement, on July 31, 2019, another putative stockholder class action complaint was filed in the Superior Court of the State of California, County of San Mateo, against us and the individual members of our Board, captioned Cheung v. Shutterfly, Inc. et al., Case No. 19-CIV-04419. That case has since been voluntarily dismissed by plaintiff. On August 5, 2019, a putative class action complaint was filed in the United States District Court, Northern District of California, captioned Cheung v. Shutterfly, Inc. et al., Case No. 3:19-cv-04540 (the “Federal Cheung Complaint”). Plaintiff subsequently filed a notice of voluntary dismissal of that case.

The Stockholder Complaints seek, among other things, an order enjoining defendants from consummating the merger, money damages and an award of attorneys’ and experts’ fees.

We believe that the claims asserted in the Stockholder Complaints are without merit and deny the allegations in each of those actions. However, in light of the costs, risks and uncertainties inherent in litigation, and to furnish further information to stockholders, we are providing certain additional disclosures (“Supplemental Disclosures”) in this supplement to the Proxy Statement. The Supplemental Disclosures should not be regarded as an indication that we, Apollo (as defined below) or our or their respective affiliates, officers, directors or other representatives, or any recipient of this information, considered or now considers the information contained in the Supplemental Disclosures to be material; rather, we believe that the Proxy Statement disclosed all necessary information and deny that any additional disclosures are or were required under any federal or state law. Photo Holdings Merger Sub, Inc. and Newco are affiliates of certain funds managed by affiliates of Apollo Management IX, L.P., which we refer to as Apollo Management. We refer to Apollo Management, acting on behalf of the Apollo Guarantors (as defined below) as “Apollo.”

Supplemental Disclosures

We are providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

The section of the Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Fairness Opinion of Morgan Stanley & Co. LLC” is amended as follows:

On page 46, the second paragraph under the heading “Summary of Financial Analysis” is amended and restated to read as follows (new language underlined):

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by our management and referred to below as the Management Case and Management Sensitivity Case Projections. The financial projections are more fully described below under the section captioned “Proposal 1: Adoption of the Merger Agreement—Financial Projections” beginning on page 53 of this proxy statement. In accordance with direction from our Board, Morgan Stanley used the Management Case and Management Sensitivity Case Projections in its valuation analysis. Morgan Stanley also used and relied upon certain financial projections based on a research report prepared by SunTrust Robinson Humphrey, Inc., dated April 25, 2019, which is publicly available and referred to below as the Street Case. Except as otherwise noted, Morgan Stanley utilized in its analyses described below, the number of outstanding shares of Shutterfly common stock on a fully diluted basis applying the treasury stock method using shares, award units and options projected by our management on June 9, 2019 to be outstanding and assuming the Merger Consideration of $51.00 per share in cash, which projections included (A) 34.3 million shares outstanding of common stock, (B) 1.3 million stock options at a weighted average exercise price of in the money options of $47.26, and (C) 2.2 million RSUs, PSUs and MSUs (not including RSU, PSU and MSU grants to Mr. O’Hara).

On page 48, the second and third paragraphs under the heading “Discounted Equity Value Analysis” are amended and restated to read as follows (new language underlined):

To calculate the discounted equity value using our Adjusted EBITDA, Morgan Stanley used calendar year Adjusted EBITDA estimates from our financial projections for 2021. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of aggregate value to Adjusted EBITDA multiples (based on the range of aggregate value to Adjusted EBITDA multiples for the comparable companies) to these estimates to calculate the aggregate value. Morgan Stanley then subtracted the assumed future amount of net debt from such aggregate value in order to calculate the implied future equity value. (Based on our financial projections for 2021, Morgan Stanley utilized a net debt amount of $800 million for the Management Case and $812 million for the Management Sensitivity Case.) Morgan Stanley then applied a discount rate of 10.0%, which rate was selected based on our estimated cost of equity to calculate the discounted equity value. In calculating the estimated cost of equity by applying the capital asset pricing model, Morgan Stanley utilized the following inputs: (1) a predicted beta of 1.31 based on Barra, (2) a risk-free rate of 2.1% based on the 10-year U.S. Treasury rate, and (3) a market rate premium of 6%.

To calculate the discounted equity value using our free cash flow per share, Morgan Stanley used calendar year free cash flow per share estimates from our financial projections for 2021. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of stock price to free cash flow per share multiples (based on the range of stock price to free cash flow per share multiples for the comparable companies) to these estimates and applied a discount rate of 10.0%, which rate was selected based on our estimated cost of equity (which was calculated using the inputs described above), to calculate the discounted equity value.

On page 48, the second paragraph under the heading “Discounted Cash Flow Analysis” is amended and restated to read as follows (new language underlined):

Morgan Stanley first calculated the estimated unlevered free cash flow which is defined as Adjusted EBITDA less (1) stock-based compensation expense, (2) taxes, (3) capital expenditures and capitalized software and (4) changes in net working capital. The Management Case and the Management Sensitivity Case each included estimates prepared by our management through 2024. Morgan Stanley calculated the net present value of free cash flows for Shutterfly for the years 2019 through 2024. Based on perpetual growth rates of 0% to 2% for the Management Case and (1%) to 1% for the Management Sensitivity Case, which Morgan Stanley selected based upon the application of its professional judgment and experience, Morgan Stanley calculated terminal values in the year 2024, which ranged from $2.533 billion to $4.210 billion in connection with the Management Case analysis and $1.484 billion to $2.315 billion in connection with the Management Sensitivity Case analysis. The free cash flows and terminal values were discounted to present values as of March 31, 2019 at a discount rate ranging from 7.3% to 8.6%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of our weighted average cost of capital, which reflects the weighted average (by value) of (i) the estimated cost of equity determined by application of the capital asset pricing model, utilizing the inputs described above under “Discounted Equity Value Analysis,” and a sensitivity adjustment of (1.0%) to 1%; and (ii) the estimated cost of debt. Morgan Stanley utilized an estimated pre-tax cost of debt of 5.1% and an effective tax rate of 21.0%. Morgan Stanley made no enterprise value adjustments in its discounted cash flow calculations. Morgan Stanley used in its discounted cash flow analysis our fully diluted share projections as described above under “Summary of Financial Analysis.”

On page 49, the first and second paragraphs under the heading “Precedent Transactions Analysis” are amended and restated to read as follows (new language underlined and table presentation is revised):

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions. Morgan Stanley compared publicly available statistics for mature internet and e-commerce transactions selected based on Morgan Stanley’s professional judgment and experience, which were announced since 2012. Morgan Stanley selected such comparable transactions because they shared certain characteristics with the Merger. Morgan Stanley reviewed the transactions shown below for, among other things, the ratio of the aggregate value of each transaction to each target company’s Adjusted EBITDA for the 12-month period prior to the transaction announcement date (“LTM Adjusted EBITDA”) and each target Company’s projected Adjusted EBITDA for the 12-month period following the transaction announcement date (“NTM Adjusted EBITDA”). The following table summarizes Morgan Stanley’s analysis:

Selected Mature Internet and E-Commerce Transactions (Target / Acquiror):	Date Announced	AV/LTM Adjusted EBITDA	AV/Estimated NTM Adjusted EBITDA	AV of Transaction ($MM)
LSC Communications Inc. / Quad/Graphics, Inc.	10/31/18	5.5x	4.7x	1,433
Web.com Group, Inc. / Siris Capital Group, LLC	8/6/18	11.0x	10.9x	2,073
American Greetings Corporation / Clayton, Dubilier & Rice, Inc.	2/13/18	5.0x	N/A	1,110
Lifetouch Inc. / Shutterfly, Inc.	1/31/18	5.9x	6.6x	825
WebMD Health Corp. / Internet Brands	7/24/17	12.6x	11.8x	2,876
BANKRATE, INC. / Red Ventures	7/3/17	11.4x	10.9x	1,391
Angie’s List, Inc. / InterActiveCorp	5/1/17	19.3x	17.6x	533
RetailMeNot, Inc. / Harland Clarke Holdings Corp.	4/10/17	7.4x	8.0x	456
Yahoo! Inc., Operating Business / Verizon Communications Inc.	2/21/17	5.1x	4.5x	4,476
Everyday Health, Inc. / Ziff Davis, LLC	10/21/16	12.1x	9.8x	518
Blue Nile, Inc. / Bain Capital Private Equity	11/7/16	19.2x	17.1x	449
Constant Contact, Inc. / Endurance International Group Holdings, Inc.	11/2/15	13.8x	11.5x	937
AOL Inc. / Verizon Communications Inc.	5/12/15	8.4x	8.2x	4,241
Orbitz Worldwide, Inc. / Expedia, Inc.	2/13/15	10.2x	9.5x	1,594
American Greetings Corporation / Weiss Family	4/1/13	5.2x	N/A	819
Ancestry.com LLC / Permira	10/22/12	9.9x	8.1x	1,536
Mean	—	11.0x	10.9x	—
Median	—	10.2x	9.8x	—

On page 50, the second paragraph under the heading “Premiums Paid Analysis” is amended and restated to read as follows (new language underlined):

Morgan Stanley measured the premiums paid in the transactions described above over: (1) the closing price of the target company’s stock on the day prior to a public announcement related to the transaction or prior to the share price being affected by acquisition rumors or similar merger-related news (the “Unaffected 1-Day Premium”); and (2) the average closing price of the target company’s stock price over the 30 trading days prior to a public announcement related to the transaction or prior to the share price being affected by acquisition rumors or similar merger-related news (the “Unaffected 30-Day Average Premium”). The mean Unaffected 1-Day Premium was 37% and the median Unaffected 1-Day Premium was 30%. The mean Unaffected 30-Day Average Premium was 40% and the median Unaffected 30-Day Average Premium was 34%. Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied an Unaffected 1-Day Premium range of 20 percent to 40 percent to our closing share price of $38.91 as of April 23, 2019 (the last full trading day prior to the publication of a media report speculating that affiliates of the Apollo Funds were considering a bid for Shutterfly), resulting in an implied price per share range of $46.69 to $54.47. Based on the results of this analysis and its professional judgment and experience, Morgan Stanley applied an Unaffected 30-Day Average Premium range of 20 percent to 40 percent to our average closing share price over the 30 trading days prior up to and including April 23, 2019 (the last full trading day prior to the publishing of a media report speculating that the affiliates of the Apollo Funds were considering a bid for Shutterfly), resulting in an implied price per share range of $48.42 to $56.49.

On page 51, the first paragraph under the heading “Equity Research Analysts’ Future Price Targets Analysis” is amended and restated to read as follows (new language underlined):

Morgan Stanley reviewed the future public trading price targets for our common stock prepared and published by five equity research analysts prior to June 7, 2019 (the last full trading day prior to the meeting of our Board to approve and adopt the Merger Agreement), such equity research analysts being all of the analysts publishing research (which is publicly available) following the release of our 2019 first quarter earnings. These one-year forward targets reflected each analyst’s estimate of the future public market trading price of our common stock. The range of undiscounted analyst price targets for our common stock was $39.00 to $57.00 per share as of June 7, 2019. The mean undiscounted analyst price targets for our common stock was $51.00 and the median undiscounted analyst price targets for our common stock was $55.00. The range of analyst price targets per share for common stock discounted for one year at a rate of 10.0%, which rate was selected based on our estimated cost of equity, upon the application of Morgan Stanley’s professional judgment and determined in the manner described above under the heading “Discounted Equity Value Analysis”, was $35.47 to $51.84 per share as of June 7, 2019.

The section of the Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Financial Projections” is amended as follows:

On page 56, the first table and footnotes are replaced in their entirety with the following table and footnotes:

	2019E (Q2-Q4)	2020E	2021E	2022E	2023E	2024E
	(in millions)
Revenue	$1,889	$2,346	$2,469	$2,556	$2,624	$2,668
Adjusted EBIT(1)	249	236	290	301	317	318
Depreciation and amortization	139	179	175	177	156	150
Taxes	(56)	(47)	(59)	(61)	(65)	(65)
Capital expenditure and capitalized software	(89)	(110)	(110)	(120)	(125)	(130)
Decrease (increase) in net working capital	141	(4)	(5)	4	4	3
Stock-based compensation	(42)	(54)	(54)	(55)	(57)	(58)
Unlevered free cash flow(2)	343	199	237	245	230	218

(1)

Adjusted EBIT consists of earnings before interest income/expense and taxes, excluding the effect of stock-based compensation expense. Adjusted EBIT is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flows from operations as a measure of liquidity.

(2)

Unlevered free cash flow consists of Adjusted EBIT, minus stock-based compensation expense, depreciation and amortization, taxes, capital expenditures and capitalized software, and changes in net working capital. Unlevered free cash flow is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flows from operations as a measure of liquidity.

On page 56, the second table and footnotes are replaced in their entirety with the following table and footnotes:

	2019E (Q2-Q4)	2020E	2021E	2022E	2023E	2024E
	(in millions)
Revenue	$1,815	$2,190	$2,228	$2,205	$2,184	$2,164
Adjusted EBIT(1)	227	173	211	207	218	215
Depreciation and amortization	139	179	175	170	147	138
Taxes	(50)	(31)	(39)	(38)	(40)	(39)
Capital expenditure and capitalized software	(89)	(110)	(110)	(110)	(110)	(110)
Decrease (increase) in net working capital	136	(10)	(10)	(3)	(3)	(2)
Stock-based compensation	(42)	(54)	(54)	(55)	(57)	(58)
Unlevered free cash flow(2)	322	146	172	171	155	144

(1)

Adjusted EBIT consists of earnings before interest income/expense and taxes, excluding the effect of stock-based compensation expense. Adjusted EBIT is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flows from operations as a measure of liquidity.

(2)

Unlevered free cash flow consists of Adjusted EBIT, minus stock-based compensation expense, depreciation and amortization, taxes, capital expenditures and capitalized software, and changes in net working capital. Unlevered free cash flow is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flows from operations as a measure of liquidity.